Exhibit 99.1

BILL BARRETT CORPORATION

CORPORATE GOVERNANCE GUIDELINES

(Revised November 19, 2010)

1.	Board Composition and Structure

Independence, Qualifications and Nomination of Directors. The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board, and will seek counsel from senior management as to the long-term corporate needs for new and supplemental board expertise. Nominees for directorship will be selected by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. The invitation to join the Board should be extended by the Board itself, by the Chair of the Nominating and Corporate Governance Committee and the Chair of the Board.

Size of Board. The Board historically has consisted of nine members. It is the sense of the Board that a size of seven to ten members is appropriate. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate or merger or acquisition requirements.

Leadership Structure. The Board has no policy with respect to the separation of the offices of Chair and the Chief Executive Officer. The Board believes the current Board leadership structure is appropriate because the Chairman of the Board and Chief Executive Officer is able to prepare agendas that reflect the current needs of the Company due to the Chief Executive Officer’s day to day management of the Company and also the strategic needs of the Company through the Chief Executive Officer’s interaction with the Lead Director. The Lead Director is able to assist the full Board of Directors with oversight of management, strategic planning, and risk oversight and assessment through the Lead Director’s interaction with the Chief Executive Officer, the Lead Director’s collaboration with the Chief Executive Officer on Board meeting agendas, the Lead Director’s setting of agendas and presiding over executive sessions of the non-management directors, and the Lead Director’s role in the evaluation of the Chief Executive Officer.

Lead Independent Director. The Board endorses the role of a lead independent director to be appointed by the non-management directors, who may serve as the focal point for non-management directors.

Retirement Policy. No person will be nominated by the Board to serve as a director after he or she has passed his/her 72nd birthday, unless the Nominating and Corporate Governance Committee has waived the mandatory retirement age of such person as a director in a given case.

Resignation Policy. Non-management directors who change their primary job responsibilities that they held at the time of their most recent election to the Board will offer a letter of resignation for Board consideration upon the request of the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee or the Lead Director. The Board will, in its sole discretion, determine whether such change in responsibilities will impair the director’s ability to effectively serve on the Board, and may waive such requirement for resignation where it has determined the ability of the director to serve is not impaired. Management directors will offer to resign from the Board upon their resignation, removal, or retirement as an officer of the Company. The Board will, in its sole discretion, determine whether or not to accept such resignation, provided that, if so approved by the Board, such director shall only continue to serve as a director after such director’s resignation, removal, or retirement for a transition period of up to one year after the date that he/she ceases to be an executive officer.

Majority Voting in Director Elections; Resignation. At any stockholder meeting at which Directors are subject to an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board the action to be taken with respect to such offer of resignation. In the event that all members of the Nominating and Corporate Governance Committee are among the nominees for director who are offering to resign, the Board shall appoint a special committee of one or more other independent directors to act on behalf of the Nominating and Corporate Governance Committee with respect to this policy. The Board shall act promptly with respect to each such letter of resignation and shall promptly notify the director concerned of its decision.

Term Limits. The Board does not believe it should establish term limits. While term limits might provide fresh ideas and viewpoints to the Board, term limits hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Nominating and Corporate Governance Committee will review each director’s continuation on the Board at least every three years. This will allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board.

2.	Director Responsibilities

The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its stockholders. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors. The directors shall also be entitled to have the Company purchase reasonable directors’ and officers’ liability insurance on their behalf, to the benefits of indemnification to the fullest extent permitted by law and the Company’s charter, bylaws and any indemnification agreements, and to exculpation as provided by state law and the Company’s charter.

Attendance, Materials and Preparation. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting.

Agendas. The Chairman will establish the agenda for each Board meeting with input of the Lead Director and all other directors. At the beginning of the year, the Chief Executive Officer, with the input of the Lead Director, will establish a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting and to request the preparation of materials for discussion of relevant topics. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

Executive Sessions. The non-management directors will meet in executive session at least quarterly. The presiding director for such meeting shall be the Lead Director (a non-management director elected by the Board) and, if there is no Lead Director or the Lead Director is absent, the presiding director position will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Company Communications. The Board believes that management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. But it is expected that Board members would do this with the knowledge of management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management.

3.	Board Committees

Standing Committees and Membership. The Board will have at all times an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of the members of these committees will be independent directors under the criteria established by the New York Stock Exchange. Committee members will be appointed by the Board upon recommendation of the Nominating and Corporate Governance Committee with consideration of the desires of individual directors. It is the sense of the Board that consideration should be given to rotating committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

Committee Charters. Each committee will have its own charter. The charters will set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters will also provide that each committee will annually evaluate its performance. Each charter will comply with the applicable rules of the New York Stock Exchange.

Committee Meetings. The Chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. At the beginning of each year, each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee will be furnished to all directors.

Committee Advisors. The Board and each committee have the power to hire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

Additional Committee. The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

4.	Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO or the Secretary or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent not inappropriate, copy the CEO on any written communications between a director and an officer or employee of the Company.

The Board welcomes regular attendance at each Board meeting of senior officers of the Company. If the CEO wishes to have additional Company personnel attend on a regular basis, this suggestion should be brought to the Board for approval.

5.	Director Compensation

The Compensation Committee will conduct an annual review of director compensation and approve, or make recommendations to the Board for approval concerning, the form and amount of director compensation. The Compensation Committee’s recommendation will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

6.	Director Orientation and Continuing Education

All new directors must participate in the Company’s orientation program, which should be conducted within two months of the annual meeting at which new directors are elected. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct and Ethics, its principal officers, and its internal and independent auditors. In addition, the orientation program will include visits to Company headquarters and, to the extent practical, certain of the Company’s significant properties. All other directors also are invited to attend the orientation program. Board members are encouraged to participate in continuing education programs related to the service and obligations of directors and committee members. The Company will reimburse directors for expenses incurred in participating in continuing education programs.

7.	CEO Evaluation and Management Succession

The non-employee directors, under the guidance of the Lead Director and with the assistance of the Chair of the Compensation Committee if requested by the Lead Director, will conduct an annual review of the CEO’s performance. The Board of Directors will review the evaluation in order to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

The Nominating and Corporate Governance Committee should make an annual report to the Board on succession planning. The entire Board will work with the Nominating and Corporate Governance Committee to nominate and evaluate potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

8.	Annual Performance Evaluation

The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. This will be discussed with the full Board following the end of each fiscal year. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

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